Exhibit 10(b)(i)

FIRST AMENDMENT TO THE
McDONALD’S DEFERRED COMPENSATION PLAN

The McDonald’s Deferred Compensation Plan, as most recently amended and restated effective January 1, 2017, is hereby further amended as set forth below, effective as of May 1, 2018.

I.

Section 4.1(a) is deleted in its entirety and replaced with the following:

(a) Annual Bonus Deferral Elections and Excess 401k Contributions Deferral Elections. All Deferral Elections made with respect to a Bonus Accrual Year or a Specified Year (“Annual Deferral Elections”) must be returned to the Officer Committee or its delegates no later than the date specified for such year by the Officer Committee (the “Election Due Date”). Except as provided otherwise in Sections 4.1(b), 4.l(c), and 5.1, the Election Due Date shall in no event be later than: (i) December 31 of the calendar year prior to the Specified Year for Excess 401k Contributions Deferral Elections and (ii) the date that is six months prior to the last day of the Bonus Accrual Year for Annual Bonus Deferral Elections.

II.

Except as herein amended, the Plan shall remain in full force and effect.

Executed this July 23, 2018 .

McDonald’s Corporation

/s/ Karen Matusinec
Karen Matusinec
Corporate SVP, Treasurer